                                                                 EXHIBIT 12


                       DONALDSON, LUFKIN & JENRETTE, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)




                                                                   FOR THE YEARS ENDED
                                     -------------------------------------------------------------------------------
                                           1993            1994            1995            1996            1997
                                     --------------- --------------- --------------- --------------- ---------------
Earnings:
 Income before provision for income
  taxes                                $   302,000     $   205,000     $   298,500     $   473,800     $   661,100
Add: Fixed Charges
 Interest expense (gross)                1,465,303       2,116,655       2,699,769       2,865,800       4,012,209
 Interest factor in rents                   15,432          18,565          22,064          25,515          29,978
                                       -----------     -----------     -----------     -----------     -----------
 Total fixed charges                     1,480,735       2,135,220       2,721,833       2,891,315       4,042,187
Earnings before fixed charges, and
 provision for income taxes            $ 1,782,735     $ 2,340,220     $ 3,020,333     $ 3,365,115     $ 4,703,287
                                       ===========     ===========     ===========     ===========     ===========
Ratio of earnings to fixed charges            1.20            1.10            1.11            1.16            1.16
                                       ===========     ===========     ===========     ===========     ===========



                                       FOR THE NINE
                                       MONTHS ENDED
                                     ---------------
                                         9/30/98
                                     ---------------
Earnings:
 Income before provision for income
  taxes                                $   489,350
Add: Fixed Charges
 Interest expense (gross)                3,469,822
 Interest factor in rents                   27,409
                                       -----------
 Total fixed charges                     3,497,231
Earnings before fixed charges, and
 provision for income taxes            $ 3,986,581
                                       ===========
Ratio of earnings to fixed charges            1.14
                                       ===========